As filed with the Securities and Exchange Commission on August 12, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CATAPULT COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	77-0086010 (I.R.S. Employer Identification Number)

160 South Whisman Road
Mountain View, California 94041
(650) 960-1025
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1998 STOCK PLAN
(Full title of the plan)

RICHARD A. KARP
Chief Executive Officer
Catapult Communications Corporation
160 South Whisman Road
Mountain View, California 94041
(650) 960-1025
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
HENRY P. MASSEY, JR., ESQ.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	to be	Price	Offering	Registration
to be Registered	Registered(1)	Per Share	Price (2)	Fee

1998 Stock Plan, Common Stock, $.001 par value	1,000,000	$11.88	$11,880,000.00	$961.09

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 1998 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on August 8, 2003.

PART II: INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

     Catapult Communications Corporation, which is referred to herein as the “Registrant,” incorporates by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed with the Commission on December 27, 2002;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2002 filed with the Commission on February 14, 2003;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed with the Commission on May 15, 2003;

(d)	The Registrant’s Current Report on Form 8-K filed with the Commission on November 19, 2002 relating to the Registrant’s acquisition of Tekelec Network Diagnostics Division;

(e)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-56627) declared effective by the Commission on February 11, 1999;

(f)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed on January 27, 2003; and

(g)	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.      Description of Securities.

     Not Applicable.

Item 5.      Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.      Indemnification of Directors and Officers.

     The Registrant’s Articles of Incorporation limit, to the maximum extent permitted by Sections 78.7502 and 78.751 of Nevada General Corporation Law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Nevada General Corporation Law). The Articles of Incorporation provide further that the Registrant shall indemnify to the fullest extent permitted by Nevada General Corporation Law any person made a party to an action or proceeding by reason of the fact such person was a director, officer, employee or agent or the Registrant. Subject to the Registrant’s Articles of Incorporation, the Bylaws provide that the Registrant shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Registrant except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer. The Registrant has entered into indemnification agreements with its officers and directors containing provisions which may require the Registrant, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.     Exemption from Registration Claimed.

     Not Applicable.

Item 8.     Exhibits.

Exhibit Number	Documents

4.1	1998 Stock Plan and related agreements

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, a Professional Corporation.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

Item 9.     Undertakings.

     (a)     Rule 415 offering: The undersigned Registrant hereby undertakes:

          (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant, Catapult Communications Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 8th day of August, 2003.

CATAPULT COMMUNICATIONS CORPORATION

By:	/s/Richard A. Karp
Richard A. Karp
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Richard A. Karp and Chris Stephenson his/her attorneys-in-fact, each with the power of substitution, for him/her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his/her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard A Karp	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 8, 2003
(Richard A. Karp)

/s/ Christopher Stephenson	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary	August 8, 2003
(Christopher Stephenson)

/s/ Nancy H. Karp	Director	August 8, 2003
(Nancy H. Karp)

/s/ Henry P. Massey, Jr.	Director	August 8, 2003
(Henry P. Massey, Jr.)

/s/ John M. Scandalios	Director	August 8, 2003
(John M. Scandalios)

/s/ Charles L. Waggoner	Director	August 8, 2003
(Charles L. Waggoner)

INDEX TO EXHIBITS

Exhibit Number	Documents

4.1	1998 Stock Plan and related agreements

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, a Professional Corporation.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).